STOCK EXCHANGE AGREEMENT

     This Agreement ("Agreement") is made and entered into on March 5, 1998, by and among KEMRON ENVIRONMENTAL SERVICES, INC., a New York corporation, as the acquired company ("KEMRON"); WHITNEY AMERICAN CORPORATION, a Delaware corporation, as the acquiring company (the "WHAM"); and those persons executing this Agreement in their capacity as shareholders of KEMRON (the "Shareholders").

     WHEREAS, WHAM wishes to acquire and the Shareholders wish to transfer all the issued and outstanding stock of KEMRON in a transaction intended to qualify as a reorganization within the meaning of I.R.C. Section 368(a)(1)(B), as amended.

     NOW, THEREFORE, WHAM, KEMRON and the Shareholders adopt this plan of reorganization and agree as follows:


     1. Certain Definitions. As used herein and in any exhibit or schedule incorporated herein, or in any document, certificate or opinion required to be delivered pursuant to this Agreement, the following terms shall have the meanings ascribed below.

          (a) "Closing Date" means the date at which Closing hereunder shall occur, which date shall be March 6, 1998, or any other date which may be mutually agreed upon by the parties hereto.

          (b) "Closing" means the settlement and consummation of the purchase transaction contemplated hereby to be held at 2:00 p.m. Eastern Standard Time on the Closing Date at the offices of John D. Brasher, Jr., Esq., counsel for WHAM, 90 Madison Street, Suite 707, Denver, CO 80206, or at such other place as may be mutually agreed upon by the parties hereto.

          (c) "KEMRON Shares" means One Hundred(100%) percent of the issued and outstanding capital stock of KEMRON to be delivered to WHAM at the Closing.


     2.     Exchange of Stock

          (a) Exchange. Subject to the terms and conditions herein set forth, at the Closing on the Closing Date;
               (i) The Shareholders agree to transfer to WHAM the number of KEMRON Shares, without par value, shown opposite their names in Exhibit A, in exchange for an aggregate of Three Million Five Hundred Thousand

(3,500,000) shares of voting common stock of WHAM, $0.00001 par value per share, (the "Exchange Shares"), to be issued at the Closing to the Shareholders in the numbers shown opposite their names in Exhibit A.
               (ii) The transfer of KEMRON Shares by the Shareholders shall be effected by the delivery to WHAM at the Closing of certificates representing the transferred shares endorsed in blank.
               (iii) At the Closing and from time to time thereafter the Shareholders shall execute such additional instruments and take such other action as WHAM may request in order more effectively to sell, transfer, and assign the transferred stock to WHAM and to confirm WHAM's title thereto.

          (b) Restricted Status of Exchange Shares. The Exchange Shares have not been registered under the Securities Act of 1933, as amended ("Act"), in reliance upon exemptions from registration provided by Section 4(2) of the Act and Rule 506 under the Act and under the securities or blue sky laws of applicable states or any rules or regulations promulgated thereunder, on the grounds that the transactions contemplated in this Agreement do not involve any public offering. The Exchange Shares are "restricted securities" as that term is defined in Rule 144(a) of the General Rules and Regulations under the Act and must be held indefinitely, unless they are subsequently registered under the Act or an exemption from such registration requirements is available for their resale. The prior written consent of WHAM will be necessary for any transfer of any or all of the Exchange Shares, unless the shares have been duly registered under the Act or the transfer is made in accordance with Rule 144 or other available exemption under the Act. Further, any and all certificates which are issued representing Exchange Shares shall, unless and until removed in accordance with law, bear a restrictive legend substantially in the following form:

        "The shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), and are "restricted securities" as that term is defined in Rule 144 under the Act. These shares may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act, the availability of which must be established to the satisfaction of the Company's counsel."

          (c) Officers and Directors of WHAM. At the Closing, the current officers and directors of WHAM shall resign and the persons below shall be elected as the directors and executive officers of WHAM:

            Name                           Position
     1. Juan J. Gutierrez               Chairman of the Board, Chief
                                             Executive Officer
     2. Hector I. Hernandez, Sr.        Executive Vice President, Director

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     3. Heatherlynn Colburn             Executive Vice President, Chief
                                             Operating Officer, Director
     4. John M. Dwyer                   Director
     5. David Vandenberg                Director
     6. Michael Goldberg                Director
     7. John Heishman                   Assistant Secretary/Treasurer, Director


     3. Representations and Warranties of KEMRON and the Shareholders. KEMRON and the Shareholders make to WHAM the following representations and warranties, in reliance upon which WHAM has entered into this Agreement.

          (a) Each Shareholder represents and warrants that he, she or it is not now insolvent and will not be insolvent after selling and delivering the KEMRON Shares to WHAM on the terms of this Agreement, and that he, she or it is receiving new consideration at least equal to the full and fair value of the KEMRON Shares being sold.

          (b) KEMRON and the Shareholders understand and acknowledge that (i) there is no active trading market in the common stock of WHAM, although quoted name-only on the OTC Board, (ii) WHAM is a shell company with no cash or other assets, no operations and no full-time or experienced management, (iii) no person currently an officer, director or shareholder of or professional adviser to WHAM has made any representation whatsoever to any Shareholder relating to WHAM's stock price, operations, profitability or prospects following the Closing, (iv) persons designated by KEMRON and/or the Shareholders will become the officers and directors of WHAM at the Closing, and no person now an officer or director of WHAM will be such after the Closing or have any responsibility or input as to operations after the Closing, the officers and directors of WHAM solely responsible for its operations and success will be persons designated by KEMRON and the Shareholders, and (v) the Exchange Shares are speculative and involve a high degree of risk.

          (c) Each Shareholder acknowledges and agrees that he, she or it have been furnished with substantially the same kind of information regarding WHAM and its assets, financial condition and plan of operation as would be contained in a registration statement and included prospectus prepared in connection with a public offering of the Exchange Shares and has reviewed all information concerning WHAM publicly available on the website maintained by the Securities and Exchange Commission. Each Shareholder further represents that he, she or it has had an opportunity to ask questions of and receive answers from WHAM and its officers and directors regarding WHAM and its assets, financial condition and plan of operation and the terms and conditions of the issuance of the Exchange Shares.

          (d) The Shareholder, alone or together with the Shareholder's adviser(s), have such knowledge and experience in financial, tax and business matters as to enable Shareholder to utilize the information made available by WHAM, in connection with the Exchange and issuance of the Exchange Shares, to evaluate the merits and risks of acquiring the Exchange Shares and to make an informed investment decision with respect thereto.

          (e) Each Shareholder agrees that he, she or it was not solicited by WHAM by any form of general solicitation or general advertising, including but not limited to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or made available over telephone lines by any information service, or any seminar or meeting whose attendees had been invited by any means of general solicitation or general advertising.

          (f) Except as expressly set forth in this Agreement and any Schedules, Exhibits or other attachments hereto, WHAM has not made any representation or warranty to any Shareholder in connection with this Agreement, and WHAM has made no communication to any Shareholder that constitutes tax or investment advice.

          (g) Authority. The Shareholders have valid and marketable title to the KEMRON Shares free and clear of any claims, liens, trusts, encumbrances, rights or interests of any person. The Shareholders have the right, power, and authority to enter into, and perform their respective obligations under this Agreement. This Agreement has been and as of the Closing Date will be, duly and validly authorized, executed and delivered on behalf of the Shareholders, have all requisite power and authority to consummate the transactions contemplated herein. This Agreement is the valid and binding obligation of the Shareholders. No third-party approvals or consents of any kind are necessary in connection with this Agreement.

          (h) Organization and Good Standing. KEMRON is duly organized, validly existing and in good standing under the laws of the State of New York and has full charter power to carry on its business as it is now being conducted and to own and operate the properties now owned, operated or leased by it. KEMRON is qualified to do business as a foreign corporation in every state in which the nature of the business carried on and properties owned or leased by them presently requires them to be so qualified in any other jurisdiction.

          (i) Capitalization. The authorized capitalization of KEMRON consists of Ten Thousand (10,000) shares of Common Stock, $0.01 par value per share. As of the date hereof, KEMRON has issued and outstanding 315 shares of such Common Stock. All of such issued and outstanding shares have been duly and validly issued, are fully paid and non-assessable and were issued and sold pursuant to, and within limitations contained in, appropriate permits and consents of each governmental authority from whom any permit or consent was required.

          (j) Title to KEMRON Shares. The Shareholders have good and valid title to all of the issued and outstanding common stock of KEMRON, free and clear of all claims, liens, mortgages, charges, security interests, encumbrances and other restrictions or limitations of any kind whatsoever. The Shareholders are not a party to, or bound by, any other agreement, instrument or understanding restricting the transfer of such interests.

          (k) Financial Statements. Attached hereto and incorporated herein by this reference, is the audited consolidated Financial Statements of KEMRON for the year ended May 31, 1997, accompanied by the related opinions of KEMRON's official independent auditors as of such dates and for such periods (the "Financial Statements"). Said Financial Statements (i) were prepared in accordance with the books and records of KEMRON; (ii) were prepared in accordance with generally accepted accounting principles consistently applied; and (iii) sets forth fairly KEMRON's financial condition and the results of its operations as of the relevant dates thereof and for the periods covered thereby. Except as to the extent reflected or reserved against in the Financial Statements, KEMRON as of the date thereof had no liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, including without limitation, tax liabilities due or to become due and whether incurred in respect of or measured by the income of KEMRON for any period prior to such date, or arising out of any transaction entered into, or any state of facts existing, prior hereto. Since the date of such Financial Statements, absent written disclosure, no credit or charge has been made to any surplus account of KEMRON.

          (l) Events Subsequent to May 31, 1997. Since May 31, 1997, absent a written disclosure delivered to WHAM, there has not been any:
               (i) material adverse change in the financial condition, liabilities, assets, business, or prospects of KEMRON;
               (ii) destruction, damage to, or loss of any asset of KEMRON that may substantially affect the financial condition, business, or prospects of KEMRON;
               (iii) change in accounting methods or practices (including, without limitation, any change in inventory accounting or in depreciation or amortization policies or rates) by KEMRON;
               (iv)    revaluation by KEMRON of any of its assets;
               (v) declaration, setting aside, or payment of a dividend or other dividend or other distribution in respect to the capital stock of KEMRON, or any direct or indirect redemption, purchase, or other acquisition by KEMRON of any of its shares of capital stock;
               (vi) any other transaction by KEMRON except in the ordinary course of business;
               (vii) direct or indirect increase in the salary or other compensation payable or to become payable by KEMRON to any of its officers, directors or employees, or the declaration, payment or commitment or obligations of any kind for the payment by KEMRON of a bonus or other additional salary or compensation to any such person;
               (viii) sale or transfer of any single asset of KEMRON having a value in excess of $1,000;
               (ix) amendment or termination of any contract, agreement, or license to which KEMRON is a party except in the ordinary course of business;
               (x) loan by KEMRON to any person or entity, or guaranty by KEMRON of any loan;
               (xi) mortgage, pledge, or other encumbrance of any asset of KEMRON;
               (xii)   waiver or release of any right or claim of KEMRON;
               (xiii) issuance or sale by KEMRON of any shares of KEMRON's capital stock;
               (xiv) bid submitted or sales contract entered into or any other contract or agreement entered into involving more than $1,000 in each case, except in the ordinary course of business;
               (xv)    obligation or debt incurred in excess of $1,000.

          (m) Liabilities. KEMRON has no known debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, whether due or to become due, that is not fully provided or reserved for in the Financial Statements, including the notes thereto, except for those (1) that may have been incurred after the date of the Financial Statements in the ordinary course of business, or (2) that are not required by generally accepted accounting principles to be included in the Financial Statements. All debts, liabilities and obligations incurred after the date of the Financial Statements were incurred in the ordinary course of business and not in violation of any provision of this Agreement, are usual and normal in amount both individually and in the aggregate.

          (n) Taxes. Within the time and in the manner prescribed by law, KEMRON has filed all Federal, state and local tax returns required by law and have paid all taxes, assessments, and penalties due and payable. The Shareholders shall cause KEMRON (i) to prepare and file all Federal, state and local income tax returns for KEMRON required to be filed through the Closing Date covering the most recent taxable period; (ii) to pay all taxes, penalties and assessments related to such returns, and upon filing thereof shall promptly supply copies of such returns to WHAM. The provision for taxes reflected in the Financial Statements are adequate for any and all federal, state, county, and local taxes for the period ending on the date of such Financial Statements and for all prior periods, whether or not disputed, including without limitation any and all taxes that may be assessed by the Internal Revenue Service as a result of an audit of the Company's tax returns. There are no present disputes as to taxes of any nature payable by KEMRON or with respect to the KEMRON Shares. On or before the Closing Date, KEMRON shall have furnished to WHAM, in form satisfactory to it, true and accurate copies of all Federal, state and local tax returns, filings, waivers, elections and deficiency notices for each of the past fiscal year of KEMRON and a true and complete copy of the unaudited consolidated and consolidating balance sheets of KEMRON as of February 28, 1998 ("Current Balance Sheet").

          (o) Title to Properties and Assets. KEMRON has good and marketable title to its properties and assets, including the properties and assets reflected in the Current Balance Sheet referred to above (except as since disposed of in the ordinary course of business) subject to no liens, mortgages, encumbrances or charges which are not reflected in the Current Balance Sheet or which, either in any case or in the aggregate, are substantial in amount or which materially detract from the value of the property subject thereto or which materially impair the operation of KEMRON, or which have not arisen otherwise than in the ordinary course of business. No personal property needed by KEMRON for the conduct of its business is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement, or is located other than in the possession and under the control of KEMRON. The tangible personal property reflected in those books and records constitutes all such tangible personal property necessary for the conduct by KEMRON of its business as now conducted.

          (p) Proprietary Rights. KEMRON owns or possesses adequate licenses or other rights to use all patents, patent applications, trademarks, trademark applications, trade secrets, service marks, trade names, copyrights, inventions, drawings, designs, customer lists, proprietary know-how or information, or other rights with respect thereto (collectively referred to as "Proprietary Rights"), used by it and the same are sufficient to conduct such business as it has been and is now being conducted. The operations of KEMRON neither conflict with nor infringe, and no one has asserted to KEMRON that such operations conflict with or infringe, any intangible property rights owned, possessed or used by any third party which are of the same kind as the Proprietary Rights. There are no claims, disputes, actions, proceedings, suits or appeals pending against KEMRON with respect to any Proprietary Rights and none has been threatened against KEMRON. To the best knowledge of KEMRON (after reasonable investigation), there are no facts which would result in any claim which would have an adverse effect on the condition (financial or otherwise), business, net worth, assets, properties or operations of KEMRON based on an assertion that KEMRON does not have the unrestricted right to use, free of any rights or claims of others, all Proprietary Rights.

          (q) Insurance. Prior to the Closing Date, KEMRON shall have delivered, in form satisfactory to WHAM pursuant to this subparagraph, a certificate or certificates of all insurance coverage of KEMRON. Such certificates evidence policies of fire, liability and other forms of casualty insurance and workmen's compensation insurance held by KEMRON. Such policies will be maintained in force and in effect by KEMRON in present amounts up to and including the Closing Date. KEMRON is not in material default under any of such policies.

          (r) Contracts. The Shareholders have previously submitted a list of all written contracts and bids and as further detailed and a summary of all oral contracts and bids of the following categories to which KEMRON is a party:

               (i) Contracts not made in the ordinary course of business (excluding this Agreement and the Exhibits hereto), and all material contracts, whether or not made in the ordinary course of business;
               (ii)    Employment contracts;
               (iii)   Contracts with a labor union or association;
               (iv) Bonus, pension, profit sharing, retirement, stock purchase, stock option, hospitalization, insurance or similar plans providing employee benefits;
               (v) Distribution, franchise, sales agency or advertising contracts;
               (vi)    Output or requirements agreements;
               (vii)   Any indenture, mortgage deed of trust or lease;
               (viii) Options with respect to any property, real or personal, whether as grantor or grantee;
               (ix) Contracts or outstanding bids involving potential expenditures or liabilities of KEMRON in excess of $1,000.00;
               (x) Contracts continuing over a period of more than one (1) year from their respective dates;
               (xi) Contracts or commitments relating to commission arrangements with others;
               (xii) Patent, trade name, and all other license agreements, to which KEMRON is a party, either as licensor or licensee;
               (xiii) Contracts containing covenants limiting the freedom of KEMRON to compete in any line of business or with any person; and
               (xiv)   Agreements evidencing all indebtedness.

There is no default or event that with notice or lapse of time, or both, would constitute a default by KEMRON, or to KEMRON's knowledge, any other party to any of these agreements. KEMRON has received no notice that any party to any of these agreements intends to cancel or terminate any of these agreements. KEMRON is not a party to, nor is KEMRON or the property of KEMRON bound by any agreement that is materially adverse to the business, properties or financial condition of KEMRON. KEMRON is not a party to any significant contract except as provided in writing.

          (s) Banks. Prior to the execution of this Agreement, the Shareholders have delivered to WHAM pursuant to this subparagraph a complete list showing the name of each bank in which KEMRON maintains accounts (including a description of the account), certificates of deposit or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto.

          (t) Litigation. There is no action, suit or proceeding pending before any court or governmental agency, authority or body and, to the knowledge of KEMRON, there is no action, suit or proceeding threatened or pending which, if it were to result in a decision adverse to KEMRON, would in the judgment of KEMRON result in any material adverse change in the condition, financial or otherwise, business or prospects of KEMRON or would materially adversely affect its properties or assets.

          (u) No Resulting Breach or Default. The consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following: (i) a default or any event that, with notice or lapse of time or both, would be a default, breach, or violation of applicable law or regulation or of the Articles of Incorporation or Bylaws of KEMRON, or any judgment, order, writ, injunction, or decree of any court or governmental authority or of any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which KEMRON is a party or by which its property is bound;
(ii) an event that would permit a party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of KEMRON, or
(iii) the creation or imposition of any security interest, lien, charge, or encumbrance on any of the properties or assets of KEMRON.

          (v) Corporate Documents. KEMRON has furnished to WHAM for its examination (i) copies of the Articles of Incorporation and Bylaws of KEMRON, including all amendments, (ii) the complete minute books of KEMRON of all meetings of the shareholders and Board of Directors of KEMRON, (iii) the stock transfer books of KEMRON setting forth all transfers of capital stock. The meetings of the Board of Directors and Shareholders referred to therein were duly called and duly held and the signatures appearing on all documents contained therein are the true signatures of the person purporting to have signed the same. All documents delivered hereto contain accurate records of all meetings and accurately reflect all corporate action of the stockholders and directors of KEMRON.

          (w) Compliance with Other Instruments, etc.; None Burdensome. To the best of the Shareholder's knowledge and belief, KEMRON is not in violation of any term or provision of any charter, by-law, mortgage, indenture, contract, agreement, instrument, judgment, decree, order, injunction, statute, rule or regulation. The execution, delivery and performance of and compliance with this Agreement and the KEMRON Shares to be exchanged hereunder will not result in any such violation or be in conflict with or constitute a default under any such term or provision, or result in the creation of any mortgage, lien, encumbrance or charge upon any of the properties or assets of KEMRON pursuant to any such term or provision. There is no term or provision of this Agreement which materially adversely affects the business, prospects, condition (financial or other), or operations of KEMRON or any of its properties or assets.

          (x) Indebtedness to Officers, Directors and Shareholders. KEMRON is not indebted to any person who is an officer, director or shareholder of KEMRON in any amount whatsoever other than for salaries for services rendered or for reimbursable business expenses.

          (y) Brokerage and Finder's Fees. KEMRON has not incurred any unpaid liability to any broker, finder or agent for any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement.

          (z) Full Disclosure. On or prior to the date of the execution of this Agreement, the Shareholders have delivered or made available to WHAM all of the material documents and contracts to which KEMRON is a party which in any way affects any of the properties, assets or business of KEMRON. Neither the Financial Statements referred to in subparagraph (e) of this Paragraph nor any other certificate or statement furnished to WHAM by the Shareholders or in behalf of KEMRON in connection with the transactions contemplated hereby nor this Agreement contains any untrue statement of a material fact, known as of the date thereof, or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading. There is no known fact which materially adversely affects the business, prospects or condition (financial or other) or operations of KEMRON or any of its properties or assets which has not been set forth herein or disclosed by the Financial Statements referred to herein or in any certificate or statement furnished to WHAM by the Shareholders or in behalf of KEMRON.


     4.     Conduct of KEMRON's Business Pending Closing. KEMRON and the

Shareholders hereby covenant and agree with WHAM that between the date hereof and the Closing Date:

          (a) KEMRON will not, without the prior written consent of WHAM, amend or otherwise change its Articles of Incorporation or By-laws, or any instrument similar in purpose and intent to them.

          (b) The Shareholders will not, without the prior written consent of WHAM, transfer or encumber in any way, voluntarily or involuntarily, any of the KEMRON Shares.

          (c) KEMRON will not declare or pay any dividend or make any other distribution of assets of any kind whatsoever to any of its Shareholders in redemption of or as the purchase price for any of its capital stock, or in discharge or cancellation, whether in whole or in part, of any indebtedness, whether in payment of principal, interest or otherwise, owing to any of such Shareholders.

          (d) KEMRON will conduct its business diligently in the ordinary course, use its best efforts to preserve intact its business organization, use its best efforts to retain in its employ all of its key employees, and use its best efforts to preserve its relationships with its suppliers and customers and others having business relations with it.

          (e) KEMRON will not make any commitments for capital expenditures or for indirect charges exceeding $1,000 except with respect to expenditures required in the normal course of performing current contracts.

          (f) KEMRON will not sell or transfer any of its assets, cancel any debts or claims, or mortgage, pledge or subject to lien, charge or encumbrance of any kind, except liens for taxes not due, any of its assets, except in the ordinary course of business.

          (g) KEMRON will not, except in the ordinary course of business amend or terminate any material contract or agreement to which it is a party, or enter into or become a party to any contract or agreement under which (i) the value of services to be performed or the cost of goods to be sold will exceed $1,000; or (ii) the reasonably anticipated costs and expenses will exceed the anticipated receipts.

          (h) KEMRON will continue in force its existing insurance policies, subject only to variation in amounts required by the ordinary operations of its business.

          (i) KEMRON will not increase the compensation payable or to become payable to any of its officers, directors, employees or agents, or any bonus payment or similar arrangement made to or with any of such officers, directors, employees or agents.

          (j) KEMRON will not incur any indebtness to any person who is an officer, director or shareholder of KEMRON in any amount whatsoever other than for salaries for services rendered or for reimbursable business expenses.

          (k) KEMRON and its representatives will keep confidential any information not otherwise readily available from public sources which they or their representatives obtain from WHAM concerning the properties, assets and business of WHAM.


     5. Representations and Warranties of WHAM. WHAM hereby makes the following representations and warranties in reliance upon which the KEMRON Shareholders have entered into this Agreement.

          (a) Organization and Good Standing. WHAM is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power to carry on its business as it is now being conducted and to own and operate the properties now owned, operated or leased by it. WHAM is qualified to do business as a foreign corporation in all states in which the nature of the business carried on and properties owned or leased by WHAM requires WHAM to be so qualified in any other jurisdiction. WHAM's filings with the Securities and Exchange Commission, Washington, D.C. ("SEC"), are current and have been timely filed. WHAM will ensure that the latest Form 10-QSB, for the quarter ended February 28, 1998, is or will be timely filed with the SEC.

          (b) Authority. The execution of this Agreement by WHAM and its delivery to the Shareholders has been duly authorized by the Board of Directors of WHAM, and no further corporate action is necessary on the part of WHAM to make this Agreement valid and binding upon WHAM in accordance with its terms.

          (c) Capitalization. The authorized capitalization of WHAM consists of 50,000,000 shares of common stock, $0.00001 par value per share, and 5,000,000 shares of preferred stock, $0.00001 par value per share, of which 362,515 shares of Common are issued and outstanding, fully paid and non-assessable, and no shares of preferred stock have been issued.

          (d) Litigation. There is no action, suit or proceeding pending before any court or governmental agency, authority or body and, to the knowledge of WHAM, there is no action, suit proceeding threatened or pending which, if it were to result in a decision adverse to WHAM, would in the judgment of WHAM result in any material adverse change in the condition, financial or otherwise, business or prospects of WHAM or would materially adversely affect its properties or assets.

          (e) No Defaults. The consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following: (i) a default or any event that, with notice or lapse of time or both, would be a default, breach, or violation of applicable law or regulation or of the Articles of Incorporation or Bylaws of WHAM, or any judgment, order, writ, injunction, or decree of any court or governmental authority or of any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which WHAM is a party or by which its property is bound; (ii) an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of WHAM, or (iii) the creation or imposition of any security interest, lien, charge, or encumbrance on any of the properties or assets of WHAM.

     6.     Indemnification by the KEMRON and Juan J. Gutierrez. KEMRON and Juan
J. Gutierrez (hereafter the "Seller Group"), jointly and severally, shall indemnify, defend and hold harmless WHAM against and in respect of any and all actions, causes of action, assessments, claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including any liabilities for obligations which arise after the Closing Date based on events or conditions occurring before the Closing Date, and interest, penalties and reasonable attorneys' fees and expenses, that WHAM shall incur or suffer, which arise, result from or relate to any inaccuracy in, or any breach of any of the Seller Group's representations or warranties, or any failure by the Seller Group to perform any of their covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by any of the Seller Group under this Agreement; provided, however, that the right to indemnity as aforesaid with respect to a breach by the Seller Group or any of their representations or warranties in this Agreement shall be limited by the following: (i) such indemnity shall apply only if the facts or circumstances resulting in such breach are such as to result in damages to WHAM in excess of $10,000 in the aggregate; and (ii) such right to indemnity shall apply only as to all claims giving rise to a right of indemnity hereunder of which WHAM has received actual notice within twenty-four (24) months after the Closing Date.


     7. Indemnification by WHAM. Subject to the terms and conditions of this Paragraph 7, WHAM hereby agrees to indemnify, defend and hold harmless the Shareholders and their respective successors, if any, and their officers, directors and controlling persons, at any time after the Closing Date, from and against all demands, claims, actions, or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and attorneys' fees and expenses, which were reasonably incurred by or imposed upon the Shareholders or KEMRON, net of any insurance proceeds received by the Shareholders or KEMRON with respect thereto, asserted against, resulting to, imposed upon or incurred by the Shareholders or KEMRON, directly or indirectly, by reason of or resulting from any misrepresentation, breach of any warranty, non-performance or breach of any covenant, obligation or agreement of WHAM contained in this Agreement; provided, however, that the right to indemnity as aforesaid with respect to a breach by WHAM or any of its representations or warranties in this Agreement shall be limited by the following: (i) such indemnity shall apply only if the facts or circumstances resulting in such breach are such as to result in damages to the Shareholders or KEMRON in excess of $10,000 in the aggregate; and (ii) such right to indemnity shall apply only as to all claims giving rise to a right of indemnity hereunder of which the Shareholders or KEMRON has received actual notice within twenty-four (24) months after the Closing Date.

     8. Claims by Third Parties. The obligations and liabilities of an indemnifying party under any provision of this Agreement with respect to claims relating to third parties shall be subject to the following terms and conditions:

          (a) Whenever any indemnified party shall have received notice that a claim has been asserted or threatened against such indemnified party, which, if valid, would subject the indemnifying party to an indemnity obligation under this Agreement, the indemnified party shall promptly notify the indemnifying party of such claim in the manner described in Paragraph 22; provided, however, that the failure of the indemnified party to give timely notice hereunder shall not relieve the indemnifying party of its indemnification obligations under this Agreement unless, and only to the extent that, such failure caused the damages for which the indemnifying party is obligated to be greater than they would have been had the indemnified party given timely notice.

          (b) The indemnifying party or its designee will have the right but not the obligation, to assume the defense of any claim described in Paragraph 6 or 7 above, provided, however, the indemnified party shall have the right at its option to defend and to compromise or settle such claim which compromise or settlement shall be made only with the written consent of the indemnifying party, such consent not be unreasonably withheld. If the indemnifying party fails to assume the defense of such claim within 15 days after receipt of notice of a claim pursuant to Paragraph 22, the indemnified party against which such claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof and provided, however, that the indemnified party shall not enter into any such compromise or settlement without the written consent of the indemnifying party. In the event the indemnified party assumes defense of the claim, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. The indemnifying party shall not be liable for any settlement of any action effected without its consent, but if settled with the consent of the indemnifying party or if there be a final judgment beyond review or appeal, for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless an indemnified party from and against any loss or liability by reason of such settlement or judgment. Any party who does not undertake the defense of a claim may, at its own expense, retain such additional attorneys and other advisors as it shall deem necessary, which attorneys and advisors will be permitted by the party undertaking such defense, and its attorneys, to observe the defense of such claim.


     9. Indemnity for Taxes of Indemnified Party. Each party hereto further agrees that, with respect to payment or indemnity under this Paragraph 9, such payment or indemnity shall include any amount necessary to hold the indemnified party harmless on an after-tax basis from all taxes required to be paid with respect to the receipt of such payment or indemnity under the laws of any Federal, state or local government or taxing authority in the United States, or under the laws of any foreign government of taxing authority or governmental subdivision of a foreign country.


     10. Shareholders' Representatives. The Shareholders hereby irrevocably designate and appoint Juan J. Gutierrez and Hector I. Hernandez, Sr., Esq., or either of them, as their agents and attorneys in fact ("Shareholders' Representatives"), with full power and authority until the Closing to execute, deliver, and receive on their behalf all notices, requests, and other communications hereunder; to fix and alter on their behalf the date, time, and place of the Closing; to waive, amend, or modify any provisions of this Agreement, and to take such other action on their behalf in connection with this Agreement, the Closing, and the transactions contemplated hereby as such agent or agents deem appropriate; provided, however, that no such waiver, amendment, or modification may be made if it would decrease the number of shares to be issued to the Shareholders or increase the extent of their obligation to indemnify WHAM hereunder.


     11. Conditions Precedent to Shareholders' Obligations. The obligations of the Shareholders hereunder are subject to each of the conditions set forth below being fulfilled on the Closing Date. Any of such conditions may, at the option of the Shareholders, be waived:

          (a) Opinion of Counsel. The Shareholders shall have received an opinion of John D. Brasher, Jr., Esq., counsel for WHAM, dated as of the Closing Date, to the effect that:
               (i) WHAM is a corporation duly organized, validly existing and in good standing under the laws of the Delaware.
               (ii) WHAM's Board of Directors have approved the transactions contemplated by this Agreement.
               (iii) All SEC filings have been timely made, including those for the latest quarter.

          (b) Conditions Performed. Except as provided herein, as of the Closing Date, all the terms and conditions of this Agreement to be complied with and performed by WHAM at or before the Closing Date shall have been complied with or performed in all material respects.

          (c) Representations and Warranties True at Closing. The representations and warranties of WHAM in this Agreement shall be correct in all material respects at and as of the Closing Date, and WHAM shall have delivered to the Shareholders a certificate to such effect signed by an executive officer of WHAM.


     12. Conditions of WHAM's Obligations. The obligations of WHAM hereunder are subject to each of the conditions set forth below being fulfilled on the Closing Date, or thereafter as provided below. Any of such conditions can be waived by WHAM.

          (a) KEMRON's Board of Directors' Approval. The Board of Directors of KEMRON shall have approved the transactions contemplated by this Agreement.

          (b) Opinion of Counsel. On or before the Closing Date, WHAM shall have received an opinion of Hector I. Hernandez, Sr., Esq., counsel for KEMRON, dated the Closing Date, as to the matters below and setting forth the documents examined as the basis therefor:
               (i) KEMRON is a corporation duly organized and validly existing and in good standing under the laws of the State of New York with requisite corporate power and authority to transact it business and own its properties.
               (ii) All of the KEMRON Shares have been duly authorized and issued, are validly outstanding, are fully paid and non-assessable.
               (iii) The capitalization of KEMRON is as set forth in this Agreement. Other than as provided herein, there are no outstanding options or rights with respect to the capital stock of KEMRON or any securities convertible into or exchangeable for shares of such stock, or any other commitments of any kind for the issuance of additional shares of interests or securities of KEMRON.
               (iv) Neither the execution and delivery of this Agreement nor the performance of the transactions contemplated hereby will (a) constitute a breach of the Articles of Incorporation or By-Laws of KEMRON or any evidence of indebtedness or agreement to which it or they are a party, or constitute an event which entitles any other party to any agreement to which KEMRON is a party to terminate such agreement, (b) cause a default under any mortgage or deed of trust, or other lien, charge or encumbrance to which any of KEMRON's property is subject, (c) accelerate, or constitute an event entitling, or which would on notice or lapse of time or both, entitle the holder of any indebtedness of KEMRON to accelerate, or (d) conflict with or result in the breach of any writ, injunction or decree of any court or governmental instrumentality;
               (v) This Agreement has been duly and validly authorized, executed and delivered by the Shareholders and KEMRON and is valid and binding upon them in accordance with its terms;
               (vi) The Shareholders have good and marketable title to the shares of capital stock of KEMRON with full right and power to transfer and sell said shares to WHAM, free and clear of all liens, encumbrances and claims;
               (vii) Such counsel does not know of any action, suit, proceeding or claim pending or threatened against KEMRON, its or their property or business, or the transactions contemplated by this Agreement;
               (viii) No consent, approval or other order of any governmental or administrative board or body is required for the execution and delivery by the Shareholders of this Agreement and the sale of the KEMRON Shares to WHAM pursuant hereto.
               (ix) KEMRON has one subsidiary, Kemron Construction Corporation, and none other.

          (c) Instruments of Transfer. WHAM shall have received instruments of transfer effecting the transfer of the KEMRON Shares to WHAM.

          (d) Compliance with Conditions. As of the Closing Date, all the terms and conditions of this Agreement to be complied with and performed by KEMRON on or before the Closing Date shall have been complied with and performed in all material respects. KEMRON shall have delivered to WHAM certificate(s) to such effect in form and substance satisfactory to WHAM.

          (e) Correctness of Representations and Warranties. The representations and warranties of KEMRON herein shall be correct in all material respect at and as of the Closing Date, and KEMRON, respectively, shall have delivered to WHAM a certificate to such effect.

          (f)     Certificate of Good Standing.   KEMRON shall deliver to WHAM
at the Closing, a certificate issued by the New York Secretary of State certifying as to the good standing of KEMRON as of a date not more than fifteen (15) days prior to the Closing Date.


     13. Additional Covenants and Undertaking of the parties. The performance and adherence to the following undertakings and covenants of WHAM and the Shareholders are additional conditions to the parties' obligations under this Agreement.

          (a) Notice of Certain Defaults or Claims. Each party shall give prompt notice to the other of any notice of default relating to either party received subsequent to the date of this Agreement and prior to the Closing Date and of the assertion of any claim which, if upheld, or the occurrence of any event, which would render inaccurate any representation or warranty of the affected party.

          (b) Implementation of Representations and Warranties. Each party will take all reasonable action within its or their capability necessary to render accurate as of the Closing Date such party's representations and warranties contained in this Agreement and each party will refrain from taking any action which would render inaccurate as of the Closing Date any such representations or warranties.

          (c) Delivery of Additional Documents. Each party will execute and deliver, or cause to be executed and delivered, such additional assignments, endorsements and other documents as the other party may reasonably request for the purpose of carrying out this Agreement.

          (d) Consents. The Shareholders shall cause KEMRON to prosecute and obtain appropriate consents and authorization of all cognizant government agencies necessary to approve the transfer of control of KEMRON without adverse effects upon the continuation of all contracts, if any.

          (e) Special Covenants of KEMRON and the Shareholders. KEMRON and the Shareholders agree that following the Closing, they will cause the following actions to be taken by WHAM:
               (i) Press Releases. Any press releases necessary will be promptly disseminated by customary means.

               (ii) SEC Filings. KEMRON and the Shareholders acknowledge that WHAM is subject to the reporting and informational requirements of
Section 13 of the Securities Exchange Act of 1934, as amended ("Exchange Act"). Such new directors and executive officers and all Shareholders who after the Exchange hold five percent or more of WHAM's common stock shall as applicable promptly and timely file Form 3 reports and Schedule 13D's with the Securities and Exchange Commission ("Commission"), as required by law. KEMRON and the Shareholders also agree that after the Closing they will cause WHAM to timely file a report on Form 8-K and to timely file (within all permitted extensions) all audited and proforma consolidated financial statements required by Form 8-K.

          (f) WHAM Shareholder Approval. The parties acknowledge that WHAM, absent first obtaining the consent of its shareholders for the Exchange, must comply with Section 14(f) of the Exchange Act and Rule 14f-1 of the Commission thereunder, which requires ten days' prior notice to the Commission and to WHAM's shareholders before the new members of WHAM's board of directors designated by KEMRON may take office. WHAM, KEMRON and the Shareholders agree that the written concurrence pursuant to Section 228 of the Delaware General Corporation Law of two (2) shareholders of WHAM holding in the aggregate more than fifty percent of WHAM's issued and outstanding shares in lieu of a general meeting of its shareholders, will constitute the approval of WHAM's shareholders.

          (g) No Reverse Split. The parties acknowledge that, following the Closing, the Shareholders when acting as a group will hold the voting power to effect any corporate action. It is expressly agreed among WHAM, KEMRON and the Shareholders that, for a period of eighteen (18) months following the Closing ("Period"), WHAM shall not effect any "prohibited action," defined as any reverse split or combination of its common shares, or any reorganization, recapitalization or other action whatsoever (other than a merger, exchange, consolidation or similar transaction with an unaffiliated entity) which has the effect of changing the number of outstanding WHAM common shares into a smaller number of common shares. Each Shareholder expressly agrees that, during the Period, he, she or it will not vote for or support any such prohibited action nor grant a proxy or other voting right to a person other than a Shareholder to vote at any meeting or act by written consent on a proposal to effect a prohibited action, and will affirmatively oppose any attempt to effect a prohibited action during the Period.

     This provision is intended for the protection of existing shareholders of

WHAM and persons who become shareholders during the Period, and all parties agree that this provision and the duration of the Period is reasonable. The parties expressly agree that all shareholders of WHAM at the time of the taking of a prohibited action are or shall be third party beneficiaries of this provision, and any one or more of such shareholders may bring an injunctive action to prevent a prohibited action(s) or an action to force WHAM to revoke or rescind a prohibited action as if it had never been effected, or may otherwise judicially enforce this provision. Any shareholder prevailing in such injunctive or other action shall be entitled to reimbursement from WHAM for the costs and reasonable attorneys' fees incurred in bringing such action(s).


     14.     The Closing.

          (a) Time and Place. The Closing of the transactions contemplated by this Agreement shall be at the offices of John D. Brasher, Jr., Esq., BRASHER & COMPANY, 90 Madison Street, Suite 707, Denver, CO, at 2:00 p.m. on March 6, 1998, or any other date or place that may mutually be agreed upon by the parties.

          (b) Documents to be Delivered by the Shareholders on the Closing Date. On the Closing Date, the Shareholders shall deliver to WHAM, in form satisfactory to WHAM's counsel, the following documents:
               (i) copies of certificates representing the KEMRON Shares, on which there is no endorsement, legend or notice of adverse claims, duly endorsed by the Shareholders for transfer;
               (ii) all instruments referred to in Paragraph 13 above, the delivery of which are therein specified as conditions to WHAM's obligation to close.

          (c) Documents Delivered by WHAM on Closing Date. All instruments referred to in Paragraph 11 above, the delivery of which are therein specified as conditions to the Shareholders' obligation to close.


     15.     Access to Information.

          (a) KEMRON's Access to Information and Documentation. WHAM will afford to a representative or representatives of KEMRON the opportunity upon reasonable request and during regular business hours to make a reasonable investigation of WHAM's operations. If for any reason the Closing contemplated by this Agreement is not consummated, KEMRON and the Shareholders agree not to disclose to any person any non-public information obtained by them from such access and investigation.

          (b) WHAM's Access to Information and Documentation. The Shareholders shall cause KEMRON to afford to representatives of WHAM, upon reasonable request and during regular business hours, full and free access to the property, business records, stock book, minute books, records and books of account, instruments, documents and evidences of title of KEMRON so that WHAM may have full opportunity to make such investigation as it shall desire to make of the affairs of KEMRON in its sole and absolute discretion. If for any reason the Closing contemplated by this Agreement is not consummated, WHAM agrees not to disclose to any person any information obtained by it from such access and investigation.

          (c) Effect of Investigations. Any investigations of KEMRON or WHAM as permitted by this Paragraph shall not affect any of the representations and warranties hereunder and shall be conducted in such manner as will not interfere unreasonably with the operations of the business or the personnel of WHAM or KEMRON, as the case may be.


     16.     Costs.

          (a) Finders' Fees. Each of the Shareholders, KEMRON and WHAM represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement, and, insofar as it knows, no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions. The Shareholders jointly and severally agree to indemnify and hold harmless WHAM, and WHAM agrees to indemnify and hold them harmless against any loss, liability, damage, cost, claim or expense incurred by reason of any brokerage commission or finder's fee alleged to be payable because of their individual act or omission or statement.

          (b) Other Costs. WHAM, the Shareholders and KEMRON shall each pay all of their own costs and expenses incurred or to be incurred by it or them incident to the preparation and carrying out of the transactions herein contemplated.

          (c) Assumption of WHAM Debt. The parties acknowledge that WHAM currently has total debts and payables outstanding in an aggregate amount of approximately $105,000.00, all of which is owed to Stephen M. Siedow, PC, and Brasher & Company. In the event that WHAM has failed to pay such outstanding debts and payables on or before April 10, 1998, KEMRON hereby agrees to pay such outstanding debts and payables, without interest or other charge, in an amount not to exceed $105,000.00. Such payments shall be made as follows:

     $75,000.00 Stephen M. Siedow, PC

      30,000.00 Brasher & Company

     The satisfaction of any payables, debts or other obligations of WHAM of every kind existing at or arising prior to Closing in excess of $105,000.00 shall be the joint and several responsibility of Stephen M. Siedow, PC, and Brasher & Company or, if owed to them, shall be written off by them, and they shall so agree in writing at Closing.

     17.     Termination of This Agreement.

     (a)     This Agreement shall terminate:

          (i)     By mutual written consent of the WHAM and KEMRON;

          (ii)    Automatically, without need of action by any party, if the

Closing has not occurred by the Closing date herein provided for or any extensions agreed to by WHAM and KEMRON;

          (iii)   By KEMRON or WHAM, if:

               (A) all the conditions precedent to its respective obligations hereunder have not been satisfied or waived prior to the Closing Date, as it may be accelerated or extended, or if any Shareholder refuses to execute this Agreement or deliver the KEMRON Shares as herein called for;

               (B) any party shall have defaulted or refused to perform in any material respect under this Agreement, or if WHAM or KEMRON should have reasonable cause to believe there has been a material representation concerning, or failure or breach of, any representation or warranty by the other party, or if it appears that either KEMRON or WHAM has committed any unlawful acts affecting the other party;

               (C) the transactions contemplated in this Agreement and related agreements have not been consummated on the Closing Date, as it may be accelerated or extended, OR

               (D) either WHAM or KEMRON shall reasonably determine that the transactions contemplated in this Agreement have become inadvisable by reason of the institution or threat by any federal, state or municipal governmental authorities or by other person whatever of a formal investigation or of any action, suit or proceeding of any kind against either or both parties which in one party's reasonable belief is material in light of the other party's business, prospects, properties or financial condition;

     (b) Any termination of this Agreement (other than automatic termination) shall be made in accordance with the above listed grounds and, if terminated by KEMRON or WHAM, shall be accompanied by a copy of the resolution of the terminating party's board of directors. Written notice of termination shall be given to the other party as required in this Agreement as promptly as is practical under the circumstances. Upon a party's receipt of such termination notice, this Agreement shall terminate and the transactions herein contemplated shall be abandoned without further action by the parties.

     18.     Form of Agreement.

          (a) Subject Headings. The subject headings in this Agreement are included for convenience only, and shall not affect the construction or interpretation of any of the provisions hereof.

          (b) Entire Agreement; Modification. This Agreement and all exhibits and documents incorporated herein by reference constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and understandings of the parties, whether oral or in writing. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the parties against which asserted.

          (c) Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

          (d) Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


     19.     Parties.

          (a) Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

          (b) Successors and Assigns. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and assigns; provided, however, that neither WHAM nor the Shareholders may assign any of its rights or obligations or duties under this Agreement without the express written consent of the other party.

     20.     Remedies.

          (a) Remedies Cumulative, etc. No right, power or remedy herein conferred upon or reserved to any party hereto is intended to be exclusive of any other right, power or remedy, and every right, power and remedy pursuant to this Agreement, now or hereafter existing at law or in equity or by statute or otherwise, shall be cumulative and concurrent, to the extent permitted by law, and shall be in addition to every other right, power or remedy pursuant to this Agreement, now or hereafter existing at law or in equity or by statute or otherwise. The exercise or beginning of the exercise by any party hereto of any such right, power or remedy shall not preclude the simultaneous or later exercise of any right, power or remedy.

          (b) No Waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar. No waiver shall be binding unless specifically so titled, and executed in writing by the party making the waiver. No failure or delay to insist upon the strict performance of any term, condition, covenant or agreement of this Agreement, or to exercise any right, power or remedy hereunder or consequent upon a breach hereof, shall constitute a waiver of any such term, condition, covenant, agreement, right, power or remedy of any such breach, or preclude the exercise of any such right, power or remedy at any later time or times.

          (c) Specific Performance. The obligations under this Agreement are unique. If any party should default in its obligations under this Agreement, the parties hereto acknowledge that it would be impracticable to measure the resulting damages; accordingly, the non-breaching party in addition to any other available rights or remedies, may sue for specific performance, and the other party waives the defense that a remedy in damages will be adequate.

          (d) Arbitration. Any disputes arising out of this Agreement, or the performance of duties contemplated by this Agreement shall be resolved through arbitration in accordance with the rules of the American Arbitration Association. Any such arbitration shall be conducted at Washington, D.C. Any awards or decisions resulting from said arbitration shall be final and may be enforced by any court of competent jurisdiction. If any action is brought for the enforcement of this Agreement or to recover damages, the successful or prevailing party or parties shall be entitled to recover reasonable attorney's fees and other costs incurred in that action, in addition to any other relief to which it or they may be entitled.


     21. Survival. All representations, warranties, covenants and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion or other writing provided for in it, shall survive any investigation made by either party and shall survive the Closing subject to the provisions of Paragraphs 6 and 7 hereof.


     22. Notices. All notices, request, instruction or other document to be given hereunder by a party shall be in writing and delivered personally or by facsimile transmission, or by electronic mail, or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:
          If to KEMRON:   KEMRON ENVIRONMENTAL SERVICES, INC.
                          8150 Leesburg Pike, Suite 1200
                          Vienna, VA   22182

          If to WHAM:     WHITNEY AMERICAN CORPORATION
                          12373 E. Cornell Avenue
                          Aurora, CO   80014


     23. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

     WHEREFORE, the premises considered, the parties herein have executed the foregoing Agreement, intending to be so bound, on the day first above written.

WHITNEY AMERICAN CORPORATION
A Delaware corporation

By:
     Stephen M. Siedow
     Its: COB, CEO

KEMRON ENVIRONMENTAL SERVICES, INC.

By:


     Juan J. Gutierrez
     Its: COB/CEO

SHAREHOLDERS

------------------------------------------------
Juan J. Gutierrez, David Bumgarner


-------------------------
InterAmerica Technologies, Inc.
                               -------------------------
By: Sally A. Roy, Marilyn Zumbro

--------------------------------------------------
John M. Dwyer, Sally A. Roy


------------------------------------------------
David Vandenberg, Oscar Cabrisses

Exhibit A


Name                             No. Of KEMRON Shares     No. Of WHAM Shares
Juan J. Gutierrez                        200                   2,222,223
InterAmerica Technologies, Inc.           79                     877,778
John Dwyer                                15                     166,666
David Vandenberg                          15                     166,666
David Bumgarner                            4                      44,444
Marilyn Zumbro                             1                      11,111
Sally Roy                             & half;                      5,556
Oscar Cabrisses                       & half;                      5,556
                                 --------------------     ------------------
TOTAL                                    315                   3,500,000